EXHIBIT 99.1

                          DENTSPLY INTERNATIONAL INC.
                             2002 STOCK OPTION PLAN

SECTION 1  PURPOSE

     The purpose of the DENTSPLY International Inc. 2002 Stock Option Plan (the "Plan") is to benefit DENTSPLY International Inc. ("DENTSPLY") and its "Subsidiaries," as defined below (hereinafter referred to, either individually or collectively, as the "Company") by recognizing the contributions made to the Company by officers and other key employees, consultants and advisers, to provide such persons with an additional incentive to devote themselves to the future success of the Company, and to improve the ability of the Company to attract, retain and motivate such persons. The Plan is also intended as an additional incentive to members of the Board of Directors of DENTSPLY (the "Board") who are not employees of the Company ("Outside Directors") to serve on the Board and to devote themselves to the future success of the Company. "Subsidiaries," as used in the Plan, has the definition set forth in Section 424
(f) of the Internal Revenue Code of 1986, as amended (the "Code").

     Stock options which constitute "incentive stock options" within the meaning of Section 422 of the Code ("ISOs"), or stock options which do not constitute ISOs ("NSOs") may be granted under the Plan. ISOs and NSOs are collectively referred to as "Options." The persons to whom Options are granted under the Plan, unless otherwise identified, are hereinafter referred to as "Optionees."

SECTION 2  ELIGIBILITY

     Outside Directors shall participate in the Plan only in accordance with the provisions of Section 5. The Committee (as defined in Section 3) shall initially, and from time to time thereafter, select those officers and other key employees of the Company, including members of the Board who are also employees ("Employee Directors") and consultants and advisers to the Company, to participate in the Plan on the basis of the importance of their services in the management, development and operations of the Company. Officers, other key employees and Employee Directors are collectively referred to as "Key Employees."

SECTION 3  ADMINISTRATION

3.1 The Committee

     The Plan shall be administered by the Stock Option Subcommittee (the "Committee") of the Human Resources Committee of the Board. The Committee shall be comprised of two (2) or more members of the Board. All members of the Committee shall qualify as "Non-Employee Directors" as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "1934 Act"), or any successor rule or regulation, and "outside directors" as defined in Section 162(m) or any successor provision of the Code and applicable Treasury regulations thereunder, if such qualification is deemed necessary in order for the grant or the exercise of Options under the Plan to qualify for any tax or other material benefit to Optionees or the Company under applicable law.

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3.2 Authority of the Committee

     Subject to the express provisions of the Plan, the Committee shall have sole discretion concerning all matters relating to the Plan and Options granted hereunder. The Committee, in its sole discretion, shall determine the Key Employees, consultants and advisers to whom, and the time or times at which, Options will be granted, the number of shares to be subject to each Option, the expiration date of each Option, the time or times within which the Option may be exercised, the cancellation or termination of the Option and the other terms and conditions of the grant of the Option. The terms and conditions of the Options need not be the same with respect to each Optionee or with respect to each Option.

     The Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other actions in connection with or in relation to the Plan as it deems necessary or advisable. Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific terms and conditions of the Options granted hereunder by the Committee, shall be final, binding and conclusive for all purposes and upon all persons.

3.3 Option Agreement

     Each Option shall be evidenced by a written agreement or grant certificate specifying the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the expiration date of the Option, the number of shares of Common Stock to be subject to such Option and such other terms and conditions established by the Committee, in its sole discretion, which are not inconsistent with the Plan.

SECTION 4  SHARES OF COMMON STOCK SUBJECT TO THE PLAN

4.1 Subject to adjustment as provided in Sections 4.1 and 4.2, Options with respect to an aggregate of seven million (7,000,0000) shares of common stock, par value $.01 per share of DENTSPLY (the "Common Stock") (plus any shares of Common Stock covered by any unexercised portion of canceled or terminated stock options granted under the DENTSPLY International Inc. 1993 Stock Option Plan or 1998 Stock Option Plan), may be granted under the Plan (the "Maximum Number"). The Maximum Number shall be increased on January 1 of each calendar year during the term of the Plan (as set forth in Section 13) to equal seven percent (7%) of the outstanding shares of Common Stock on such date, in the event that seven million (7,000,000) shares is less than seven percent (7%) of the outstanding shares of Common Stock on such date, prior to such increase. Notwithstanding the foregoing, and subject to adjustment as provided in Section 4.2, (i) Options with respect to no more than one million (1,000,000) shares of Common Stock may be granted as ISOs under the Plan, and (ii) no person shall be granted Options with respect to more than five hundred thousand (500,000) shares of Common Stock in any calendar year. The number of shares of Common Stock delivered by any Optionee or withheld by the Company on behalf of any Optionee pursuant to
Section 8.2 or 8.3 shall once again be available for issuance pursuant to the grant of Options under the Plan. Any shares of Common Stock reserved for issuance upon exercise of Options which expire, terminate or are canceled, shall once again be available for issuance pursuant to the grant of Options under the Plan.

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4.2 The number of shares of Common Stock subject to the Plan and to Options granted under the Plan shall be adjusted as follows: (a) in the event that the number of outstanding shares of Common Stock is changed by any stock dividend, stock split or combination of shares, the number of shares subject to the Plan and to Options previously granted thereunder shall be proportionately adjusted,
(b) in the event of any merger, consolidation or reorganization of the Company with any other corporation or corporations, there shall be substituted on an equitable basis as determined by the Board of Directors, in its sole discretion, for each share of Common Stock then subject to the Plan and for each share of Common Stock then subject to an Option granted under the Plan, the number and kind of shares of stock, other securities, cash or other property to which the holders of Common Stock of the Company are entitled pursuant to the transaction, and (c) in the event of any other changes in the capitalization of the Company, the Committee, in its sole discretion, shall provide for an equitable adjustment in the number of shares of Common Stock then subject to the Plan and to each share of Common Stock then subject to an Option granted under the Plan. In the event of any such adjustment, the exercise price per share shall be proportionately adjusted.

SECTION 5  GRANT OF OPTIONS TO OUTSIDE DIRECTORS

5.1 Grants

     All grants of Options to Outside Directors shall be automatic and non-discretionary. Each individual who becomes an Outside Director (other than an Outside Director who was previously an Employee Director) shall be granted a NSO to purchase nine thousand (9,000) shares of Common Stock on the date he or she becomes an Outside Director. Each individual who is an Employee Director and who thereafter becomes an Outside Director shall be granted automatically a NSO to purchase nine thousand (9,000) shares of Common Stock on the third anniversary of the date such Employee Director was last granted an Option. Thereafter, each Outside Director who holds NSOs granted under this Section 5 and is re-elected to the Board shall be granted an additional NSO to purchase nine thousand (9,000) shares of Common Stock on the third anniversary of the date such Outside Director was last granted an Option.

5.2 Expiration

     Except to the extent otherwise provided in or pursuant to Section 7, each Option shall expire, and all rights to purchase shares of Common Stock shall expire, on the tenth anniversary of the date on which the Option was granted.

5.3 Exercise Price

     The exercise price of each NSO granted to an Outside Director shall be the "Fair Market Value," on the date on which the Option is granted, of the Common Stock subject to the Option. For purposes of the Plan, "Fair Market Value" shall mean the closing sales price of the Common Stock on The NASDAQ National Market, or other national securities exchange which is the principal securities market on which the Common Stock is traded (as reported in The Wall Street Journal, Eastern Edition).

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5.4 Vesting

     Each such NSO shall become exercisable ("vest") with respect to one-third of the total number of shares of Common Stock subject to the Option on the first anniversary following the date of its grant, and with respect to an additional one-third of the total number of shares of Common Stock subject to the Option, on each anniversary thereafter during the succeeding two years.

SECTION 6  GRANTS OF OPTIONS TO EMPLOYEES, CONSULTANTS AND ADVISERS

6.1 Grants

     Subject to the terms of the Plan, the Committee may from time to time grant Options, which are ISOs to Key Employees and options which are NSOs to Key Employees, consultants and advisers of the Company. Each such grant shall specify whether the Options so granted are ISOs or NSOs, provided, however, that if, notwithstanding its designation as an ISO, all or any portion of an Option does not qualify under the Code as an ISO, the portion which does not so qualify shall be treated for all purposes as a NSO.

6.2 Expiration

     Except to the extent otherwise provided in or pursuant to Section 7, each Option shall expire, and all rights to purchase shares of Common Stock shall expire, on the tenth anniversary of the date on which the Option was granted.

6.3 Vesting

     Except to the extent otherwise provided in or pursuant to Section 7, or in the proviso to this sentence, Options shall vest pursuant to the following schedule: with respect to one-third of the total number of shares of Common Stock subject to Option on the first anniversary following the date of its grant, and with respect to an additional one-third of the total number of shares of Common Stock subject to the Option, on each anniversary thereafter during the succeeding two years; provided, however, that the Committee, in its sole discretion, shall have the authority to shorten or lengthen the vesting schedule with respect to any or all Options, or any part thereof, granted to Key Employees, consultants and advisers under the Plan.

6.4 Required Terms and Conditions of ISOs

     ISOs may be granted to Key Employees. Each ISO granted to a Key Employee shall be in such form and subject to such restrictions and other terms and conditions as the Committee may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan, the applicable Option agreement or grant certificate, and the following specific rules:

          (a) Except as provided in Section 6.5(c), the exercise price per share of each ISO shall be the Fair Market Value of a share of Common Stock on the date such ISO is granted.

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          (b) The aggregate Fair Market Value (determined with respect to each
     ISO at the time such Option is granted) of the shares of Common Stock with respect to which ISOs are exercisable for the first time by an Optionee during any calendar year (under all incentive stock option plans of the Company) shall not exceed $100,000.

          (c) Notwithstanding anything herein to the contrary, if an ISO is granted to an individual who owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, (i) the exercise price of each ISO shall be not less than one hundred ten percent (110%) of the Fair Market Value of a share of Common Stock on the date the ISO is granted, and (ii) the ISO shall expire and all rights to purchase shares thereunder shall cease no later than the fifth anniversary of the date the ISO was granted.

6.5 Required Terms and Conditions of NSOs

     Each NSO granted to Key Employees, consultants and advisers shall be in such form and subject to such restrictions and other terms and conditions as the Committee may determine, in its sole discretion, at the time of grant, subject to the general provisions of the Plan, the applicable Option agreement or grant certificate, and the following specific rule: the exercise price per share of each NSO shall be not less than the Fair Market Value of a share of Common Stock on the date the NSO is granted.

SECTION 7  EFFECT OF TERMINATION OF EMPLOYMENT

7.1 Termination Generally

     Except as provided in Section 7.2, 7.3 or 11, or as determined by the Committee, in its sole discretion, all rights to exercise the vested portion of any Option held by an Optionee whose employment or relationship (if a non-employee) with the Company or service on the Board is terminated for any reason other than "Cause," as defined below, shall terminate ninety (90) days following the date of termination of employment or the relationship or service on the Board, as the case may be. The transfer of employment from the Company to a Subsidiary, or from a Subsidiary to the Company, or from a Subsidiary to another Subsidiary, shall not constitute a termination of employment for purposes of the Plan. Options granted under the Plan shall not be affected by any change of duties in connection with the employment of the Key Employee or by a leave of absence authorized by the Company. All rights to exercise the vested portion of any Option held by an Optionee whose employment or relationship (if a non-employee) with the Company is terminated for "Cause" shall terminate on the date of termination of employment or the relationship. For the purposes hereof, "Cause" shall mean a finding by the Committee that the Optionee has engaged in conduct that is fraudulent, disloyal, criminal or injurious to the Company, including, without limitation, acts of dishonesty, embezzlement, theft, felonious conduct or unauthorized disclosure of trade secrets or confidential information of the Company. Unless otherwise provided in the Plan or determined by the Committee, vesting of Options ceases immediately upon termination of employment, or the date of termination of the relationship with the Company, and any portion of an Option that has not vested on or before the date of such termination is forfeited on such date.

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7.2 Death and Disability

     In the event of the death or Disability (as defined below) of an Optionee during employment or such Optionee's relationship with the Company or service on the Board, all Options held by such Optionee shall become fully exercisable on such date of death or Disability. Each of the Options held by such Optionee shall expire on the earlier of (a) the first anniversary of the date of death or Disability and (b) the date that such Option expires in accordance with its terms. For purposes of this Section 7.2, "Disability" shall mean the inability of an individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which is expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The Committee, in its sole discretion, shall determine the existence and date of any Disability.

7.3 Retirement

     (a) Key Employees. In the event the employment of a Key Employee with the Company shall be terminated by reason of "Normal Retirement" or "Early Retirement," as defined below, all Options held by such Key Employee shall become fully exercisable on the date of such Employee retirement. Each of the Options held by such a Key Employee shall expire on the earlier of (i) the fifth anniversary of the date of the Employee retirement, or (ii) the date that such Option expires in accordance with its terms. For the purposes hereof, "Normal Retirement" shall mean retirement of a Key Employee at or after age 65 and "Early Retirement" shall mean retirement of a Key Employee at or after age 60 with a minimum of 15 years of service with the Company. In the event the employment of a Key Employee with the Company shall be terminated by reason of a retirement that is not an Normal Retirement or Early Retirement, the Committee may, in its sole discretion, determine the vesting, exercisability and exercise periods applicable to Options held by such Key Employee.

     (b) Outside Directors. In the event the service on the Board of an Outside Director shall be terminated by reason of the retirement of such Outside Director in accordance with the Company's retirement policy for members of the Board ("Outside Director Retirement"), all Options held by such Outside Director shall become fully exercisable on the date of such Outside Director Retirement. Each of the Options held by such an Outside Director shall expire on the earlier of (i) the date that such Option expires in accordance with its terms or (ii) the five year anniversary date of such Outside Director Retirement.

     (c) Key Employees Who Are Employee Directors. Section 7.3(a) shall be applicable to Options held by any Key Employee who is an Employee Director at the time that such Key Employee's employment with the Company terminates by reason of Employee Retirement. If such Key Employee continues to serve on the Board as of the date of such Key Employee's Employee Retirement, then Section 7.3(b) shall be applicable to Options granted after such date.

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SECTION 8  EXERCISE OF OPTIONS

8.1 Notices

     A person entitled to exercise an Option may do so by delivery of a written notice to that effect, in a form specified by the Committee, specifying the number of shares of Common Stock with respect to which the Option is being exercised and any other information or documents the Committee may prescribe. The notice shall be accompanied by payment as described in Section 8.2. All notices, documents or requests provided for herein shall be delivered to the Secretary of the Company.

8.2 Exercise Price

     Except as otherwise provided in the Plan or in any Option agreement or grant certificate, the Optionee shall pay the exercise price of the number of shares of Common Stock with respect to which the Option is being exercised upon the date of exercise of such Option (a) in cash, (b) pursuant to a cashless exercise arrangement with a broker on such terms as the Committee may determine,
(c) by delivering shares of Common Stock held by the Optionee for at least six
(6) months and having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price, (d) in the case of a Key Employee, by such other medium of payment as the Committee, in its sole discretion, shall authorize, or (e) by any combination of (a), (b), (c), and (d). The Company shall issue, in the name of the Optionee, stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any shares of Common Stock purchased by an Optionee through a broker pursuant to clause (b) above shall be delivered to such broker in accordance with applicable law.

8.3 Taxes Generally

     At the time of the exercise of any Option, as a condition of the exercise of such Option, the Company may withhold or require the Optionee to pay the Company an amount equal to the amount of the tax the Company may be required to withhold to obtain a deduction or otherwise to comply with applicable law.

8.4 Payment of Taxes

     The Optionee, with the approval of the Committee, may satisfy the obligation set forth in Section 8.3, in whole or in part, on the date of exercise by (a) directing the Company to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the amount of tax required to be withheld, or (b) delivering shares of Common Stock of the Company having an aggregate Fair Market Value equal to the amount required to be withheld. The Committee may, in its sole discretion, require payment by the Optionee in cash of any such withholding obligation and may disapprove any election or delivery or may suspend or terminate the right to make elections or deliveries under this
Section 8.4.

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SECTION 9  TRANSFERABILITY OF OPTIONS

     Unless otherwise determined by the Committee, no Option granted pursuant to the Plan shall be transferable otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code.

SECTION 10  RIGHTS AS STOCKHOLDER

     An Optionee (or a transferee of an Optionee pursuant to Section 9) shall have no rights as a stockholder with respect to any Common Stock covered by an Option or receivable upon the exercise of an Option until the Optionee or transferee shall have become the holder of record of such Common Stock, and no adjustments shall be made for dividends in cash or other property or other distributions or rights in respect to such Common Stock for which the applicable record date is prior to the date on which the Optionee shall have become the holder of record of the shares of Common Stock purchased pursuant to exercise of the Option.

SECTION 11  CHANGE IN CONTROL

11.1 Effect of Change in Control

     Notwithstanding any of the provisions of the Plan or any Option agreement or grant certificate evidencing Options granted hereunder, immediately upon a "Change in Control" (as defined in Section 11.2), all outstanding Options granted to Key Employees or Outside Directors, whether or not otherwise exercisable as of the date of such Change in Control, shall accelerate and become fully exercisable and all restrictions thereon shall terminate in order that such Optionees may fully realize the benefits thereunder. The Committee may determine in its discretion (but shall not be obligated to do so) that any or all holders of outstanding Options which are exercisable immediately prior to a Change of Control (including those that become exercisable under this Section 11.1) will be required to surrender them in exchange for a payment, in cash or Common Stock as determined by the Committee, equal to the value of such Options (as determined by the Committee in its discretion), with such payment to take place as of the date of the Change in Control or such other date as the Committee may prescribe.

11.2 Definition of Change in Control

     The term "Change in Control" shall mean the occurrence, at any time during the term of an Option granted under the Plan, of any of the following events:

     (a) The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") (other than the Company or any benefit plan sponsored by the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of either (i) the then outstanding shares of the Common Stock (the "Outstanding Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); or

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     (b) Individuals who, as of the Effective Date, constitute the Board (the
         "Incumbent Board") cease for any reason to constitute at least one-third (1/3) of the Board (rounded down to the nearest whole number), provided that any individual whose election or nomination for election was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company; or

     (c) Consummation by the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Outstanding Common Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination in substantially the same proportion as their ownership immediately prior to such Business Combination of the Outstanding Common Stock and Voting Securities, as the case may be; or

     (d) Consummation of a complete liquidation or dissolution of the Company, or sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportions as their ownership of the Outstanding Common Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

SECTION 12  POSTPONEMENT OF EXERCISE

     The Committee may postpone any exercise of an Option for such time as the Committee in its sole discretion may deem necessary in order to permit the Company to comply with any applicable laws or rules, regulations or other requirements of the Securities and Exchange Commission or any securities exchange or quotation system upon which the Common Stock is then listed or quoted. Any such postponement shall not extend the term of an Option and neither the Company nor its directors, officers, employees or agents shall have any obligation or liability to an Optionee, or to his or her successor or to any other person.

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SECTION 13  TERMINATION, AMENDMENT AND TERM OF PLAN

13.1 The Board or the Committee may terminate, suspend, or amend the Plan, in whole or in part, from time to time, without the approval of the stockholders of the Company provided, however, that no Plan amendment shall be effective until approved by the stockholders of the Company if the effect of the amendment is to lower the exercise price of previously granted stock options or if such stockholder approval is required in order for the Plan to continue to satisfy the requirements of Rule 16b-3 under the 1934 Act or applicable tax or other laws.

13.2 The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Option granted hereunder in the manner and to the extent it shall deem desirable, in its sole discretion, to effectuate the Plan. No amendment or termination of the Plan shall adversely affect any Option theretofore granted without the consent of the Optionee, except that the Committee may amend the Plan in a manner that does affect Options theretofore granted upon a finding by the Committee that such amendment is in the best interests of holders of outstanding Options affected thereby.

13.3 The Plan has been adopted and authorized by the Board of Directors for submission to the stockholders of the Company for their approval. If the Plan is approved by the stockholders of the Company, it shall be deemed to have become effective as of March 22, 2002. Unless earlier terminated in accordance herewith, the Plan shall terminate on March 22, 2012. Termination of the Plan shall not affect Options previously granted under the Plan.

SECTION 14  GOVERNING LAW

     The Plan shall be governed and interpreted in accordance with the laws of the State of Delaware, without regard to any conflict of law provisions which would result in the application of the laws of any other jurisdiction.

SECTION 15  NO RIGHT TO AWARD; NO RIGHT TO EMPLOYMENT

     No person shall have any claim of right to be granted an Option under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any employee of the Company any right to be retained in the employ of the Company or as giving any member of the Board any right to continue to serve in such capacity.

SECTION 16  AWARDS NOT INCLUDABLE FOR BENEFIT PURPOSES

     Income recognized by an Optionee pursuant to the provisions of the Plan shall not be included in the determination of benefits under any employee pension benefit plan (as such term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974) or group insurance or other benefit plans applicable to the Optionee which are maintained by the Company, except as may be provided under the terms of such plans or determined by resolution of the Committee.

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SECTION 17  NO STRICT CONSTRUCTION

     No rule of strict construction shall be implied against the Company, the Committee, or any other person in the interpretation of any of the terms of the Plan, any Option granted under the Plan or any rule or procedure established by the Board.

SECTION 18  CAPTIONS

     All Section headings used in the Plan are for convenience only, do not constitute a part of the Plan, and shall not be deemed to limit, characterize or affect in any way any provisions of the Plan, and all provisions of the Plan shall be construed as if no captions have been used in the Plan.

SECTION 19  SEVERABILITY

     Whenever possible, each provision in the Plan and every Option at any time granted under the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan or any Option at any time granted under the Plan shall be held to be prohibited by or invalid under applicable law, then such provision shall be deemed amended to accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and all other provisions of the Plan and every other Option at any time granted under the Plan shall remain in full force and effect.

SECTION 20  MODIFICATION FOR GRANTS OUTSIDE THE U.S.

     The Board may, without amending the Plan, determine the terms and conditions applicable to grants of Options to participants who are foreign nationals or employed outside the United States in a manner otherwise inconsistent with the Plan if the Board deems such terms and conditions necessary in order to recognize differences in local law or regulations, tax policies or customs.


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